August 5, 2015
FOR IMMEDIATE RELEASE

Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SECOND QUARTER 2015 RESULTS

New York, New York, August 5, 2015--Leucadia National Corporation (NYSE: LUK) today announced its financial results for the three and six month periods ended June 30, 2015. Adjusted net income attributable to Leucadia National Corporation common shareholders, which excludes the operating results of Jefferies' Bache business, was $42.3 million, or $0.11 per diluted share, for the second quarter, and $430.1 million, or $1.12 per diluted share, for the six months ended June 30, 2015. Including the results of the Bache business, net income attributable to Leucadia National Corporation common shareholders was $16.4 million, or $0.04 per diluted share, for the second quarter, and $397.2 million, or $1.04 per diluted share, for the six months ended June 30, 2015.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, said: “During the second quarter we made steady progress across many of our businesses in building value and positioning them for future growth. We are pleased to have recorded good results at Jefferies and look forward to finalizing its transfer of Bache. In addition, HRG completed its $1.4 billion acquisition of Armored AutoGroup, Folger Hill reached $1.1 billion in assets under management, and Berkadia and Garcadia delivered solid growth and profits.”

Financial Services Businesses

Jefferies reported strong second quarter revenues, with investment banking revenues in excess of $400 million, an increase of 49% compared to this year’s first quarter and 22% versus the second quarter last year. Equity net revenues were also strong, and Fixed income net revenues, excluding Bache, reflected a 56% increase over the slow first quarter.

In April, Jefferies agreed with Societe General S.A. to transfer certain of the client activities of its Bache business. During the second quarter, Jefferies transferred about 50% of Bache’s client accounts to Societe General S.A. and other brokers, and expects to be substantially complete by the end of the summer.

We continued to experience good progress in the development of our various asset management platforms.  Launched in March 2015, Folger Hill continued to grow assets under management and add quality portfolio managers, and is now poised to fully implement its investment strategy.  Despite choppy markets due to developments in China and Greece, Topwater extended its streak of positive months to 20, showcasing the value of its first-loss model.  Mazama also performed well, particularly relative to its peers, and has seen some traction in its fundraising efforts.  The Strategic Investment Division, with its flagship Structured Alpha fund, produced positive results in the first half and is considering ways to expand its suite of systematic trading strategies.

We are pleased with the first half results of FXCM, in which we invested in January. We are seeing the business stabilize and generate improvements in performance. During the second quarter, we received an additional $75.9 million in cash payments from FXCM. Our January net investment of $279.0 million has yielded us so far cumulative cash of $94.5 million, the remaining outstanding $228.4 million principal loan balance and our rights to residual cash distributions. Reflecting a reduction in the share price of FXCM, at the end of the second quarter, we reduced the fair value carrying amount of our investment in FXCM by $112.1 million.

Berkadia had a fast start to 2015. During the first half of the year, Berkadia originated $7.6 billion of new financing for its clients, up more than 100% from 2014.  Similarly, Berkadia’s investment sales volume was up 75% versus 2014, to $2.7 billion during the first half. We believe Berkadia is well positioned to continue to grow as the commercial real estate refinancing wave picks up steam over the next several years. During the second quarter, we received cash distributions from Berkadia of $31 million, bringing our total distributions received for the first half of 2015 to $50 million.

Our Specialty Finance platform, which includes Foursight Capital and Chrome Capital, is continuing to grow. During the first half of the year, originations from these two companies grew to over $120 million, up 68% over 2014. Foursight completed its second securitization in May. Additionally, we moved the servicing for the Chrome portfolio onto the Foursight platform.

Merchant Banking Businesses

National Beef continued to struggle with difficult market conditions during the first half of 2015, as the slow rebuilding of the domestic cattle herd continued to limit cattle available for processing.  The relatively high price of beef was not sufficient to offset the costs of cattle and a decline in the “drop credit,” the amount received for non-core products such as offal, hides and rendering.

During the second quarter, the stock price of HRG Group increased 4.2%, generating an unrealized mark-to-market increase in value of $24.2 million for the second quarter. On April 6, HRG announced it is exploring strategic alternatives for its publicly-traded subsidiary, Fidelity & Guarantee Life. On May 21, HRG’s largest subsidiary, Spectrum Brands, which is 58% owned by HRG, completed its $1.4 billion acquisition of Armored AutoGroup. We expect great progress at Spectrum Brands and solid further value creation at HRG.

Garcadia’s sales growth continued to outpace the national average during the first half of 2015, with Garcadia’s same-store new vehicle sales up 21.6%, while the industry was up 4.4%. This strong sales growth, combined with the additional emphasis management has put on growing our services and parts businesses resulted in same-store net income growing by nearly 20%. Although we continue to look at acquisition opportunities, no acquisitions have been made thus far in 2015, and we will continue to be patient and prudent at this point in the cycle. We received cash distributions from Garcadia, in addition to rent on the dealership land we own, of $25.6 million during the first half of the year.

Linkem, our Italian fixed wireless broadband service provider, has been focused on growing its geographic footprint and migrating its network to LTE.  Since the start of the year, Linkem has added over 200 greenfield LTE sites and 55% of its 1,275 base stations are currently LTE-enabled.  Linkem continues to grow its subscriber base, remains EBITDA positive, and has maintained its strong operating metrics throughout the transition.

Conwed, our plastics manufacturing company, posted an 18% increase in revenues compared to the second quarter of 2014, driven by two acquisitions last year: 80% of Filtrexx International in March and 100% of Weaver Express in August.  Pre-tax profits for the second quarter increased 60% year over-year due to the impact of the acquisitions and lower prices for resin, Conwed’s key raw material.

Idaho Timber has been impacted by weak prices, affected by declining demand from China and excess product availability, which limited improvements in sales. The company continued to enjoy a strong market position with its core customers, particularly in the decking space.

Construction at our Golden Queen joint venture's Soledad Mountain project is advancing on time and on budget.  We expect the commissioning of the processing facilities during the fourth quarter of 2015.  Gold and silver mining operations are expected to run through 2027 and an ancillary business generating crushed stone for construction aggregate and concrete products could last up to 30 years.

In East Texas, Juneau Energy has leased over 45,000 net acres. The acreage is split between the core area of the Eastern Eagle Ford in Brazos and Burleson counties and the Buda-Georgetown-Glen Rose (“stack-and-frack”) play in Houston and Leon counties.  The acreage offsets key operators, such as Anadarko, Apache, EOG and ENXP. The impact of lower oil prices has been offset to a large degree by the 30% reduction in drilling and service costs, which has increased

Juneau’s expected returns. In Oklahoma, Juneau's development joint venture with a local developer has successfully drilled and completed seven wells, including six horizontal Mississippian oil wells in Alfalfa County.  Juneau and its operating partner continue to drill new wells, delivering performance above type curve and actual costs below budget. At current oil prices, the wells should generate strong returns.  Juneau’s assets have maintained value in today’s environment and hold the promise of excellent returns over the cycle.

Vitesse Energy owns over 21,000 net acres and associated non-operated oil and gas production from approximately 1,000 gross producing wells in the core of the Bakken Field, primarily located in Williams, McKenzie and Mountrail counties of North Dakota.  Vitesse has grown production to 2,300 net barrels of oil equivalent per day and generated $4 million of pretax earnings during the first six months of 2015.  The fall in oil prices has reduced the number of rigs drilling in the Bakken to 75, down from over 200 in the fall of 2014.   Nevertheless, the pace of development on Vitesse’s “core of the core” acreage position has remained fairly constant, as operators have reduced drilling and completion costs by at least 30%, such that rates of return on these new horizontal wells are attractive and are similar to those experienced in 2014.   Vitesse has hedged a significant majority of its currently flowing production for the balance of 2015 through mid-year 2020.  Specifically, 2016 production is effectively pre-sold through a swap at a fixed WTI price of $57/bbl. 2017 production is hedged with a WTI price floor of $55/bbl and ceiling of $65/bbl, 2018 production is hedged with a WTI price floor of $50/bbl and a ceiling of $75/bbl, and 2019 production is hedged with a WTI price floor of $50/bbl and a ceiling of $79/bbl.

Oregon LNG continues to slog through the slow process of permitting its LNG site and natural gas pipeline in Oregon, however, we can’t predict whether or when this project will be brought to fruition.

* * * *

For more information on the Company’s results of operations for the three and six months ended June 30, 2015, please see the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission today.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2015	2014	2015	2014

Net revenues	$2,839,463	$2,851,963	$6,024,146	$5,794,487

Net realized securities gains	$9,093	$12,274	$24,182	$17,055

Income (loss) from continuing operations before income
taxes and income related to associated companies	$(29,344)	$82,574	$517,312	$219,634

Income related to associated companies	29,807	35,345	70,258	55,381

Income from continuing operations before income taxes	463	117,919	587,570	275,015

Income tax provision (benefit)	(14,571)	47,729	198,107	103,979

Income from continuing operations	15,034	70,190	389,463	171,036

Loss from discontinued operations,
including gain on disposal, net of taxes	—	(3,740)	—	(12,649)

Net income	15,034	66,450	389,463	158,387

Net (income) loss attributable to the noncontrolling
interests	356	912	590	(1,625)

Net (income) loss attributable to the redeemable
noncontrolling interests	2,031	(1,273)	9,143	4,659

Preferred stock dividends	(1,015)	(1,015)	(2,031)	(2,031)

Net income attributable to Leucadia National
Corporation common shareholders	$16,406	$65,074	$397,165	$159,390

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$0.04	$0.18	$1.04	$0.45
Loss from discontinued operations	—	(0.01)	—	(0.03)
Net income	$0.04	$0.17	$1.04	$0.42

Number of shares in calculation	373,654	371,979	373,611	370,506

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$0.04	$0.18	$1.04	$0.45
Loss from discontinued operations	—	(0.01)	—	(0.03)
Net income	$0.04	$0.17	$1.04	$0.42

Number of shares in calculation	373,662	373,179	377,783	373,201

LEUCADIA NATIONAL CORPORATION
CONSOLIDATED ADJUSTED SELECTED FINANCIAL DATA
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2015
	GAAP	Adjustments	Adjusted

Net revenues	$2,839,463	$(34,589)	$2,804,874

Income from continuing operations before income taxes	$463	$38,420	$38,883

Net income attributable to Leucadia National Corporation common shareholders	$16,406	$25,940	$42,346

Basic earnings per common share attributable to Leucadia National Corporation common shareholders	$0.04		$0.11

Diluted earnings per common share attributable to Leucadia National Corporation common shareholders	$0.04		$0.11

	Six Months Ended June 30, 2015
	GAAP	Adjustments	Adjusted

Net revenues	$6,024,146	$(84,522)	$5,939,624

Income from continuing operations before income taxes	$587,570	$51,064	$638,634

Net income attributable to Leucadia National Corporation common shareholders	$397,165	$32,901	$430,066

Basic earnings per common share attributable to Leucadia National Corporation common shareholders	$1.04		$1.13

Diluted earnings per common share attributable to Leucadia National Corporation common shareholders	$1.04		$1.12

Adjustments:

Revenues generated by the Bache business, including commissions, principal transaction revenues and net interest revenue, have been classified as a reduction of revenue in the calculation above.

Expenses directly related to the operations of the Bache business have been excluded from Adjusted income from continuing operations before income taxes. These expenses include floor brokerage and clearing fees, amortization of capitalized software used directly by the Bache business in conducting its business activities, technology and occupancy expenses directly related to conducting Bache business operations and business development and professional services expenses incurred by the Bache business as part of its client sales and trading activities, including estimates of certain support costs dedicated to the Bache business. They also include compensation expense and benefits expense for employees whose sole responsibilities pertain to the activities of the Bache business, including front office personnel and dedicated support personnel. Costs related to the exit of the Bache business have also been excluded.